Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (together with the Waiver and Release, as defined below, this “Agreement”) is dated as of August 4, 2014 but effective as of the Effective Date (as that term is defined in Section 17), between Global Geophysical Services, Inc. a Delaware corporation (the “Company”), and P. Mathew Verghese, an individual (“Consultant”).  Consultant and the Company may sometimes be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Consultant was Chief Operating Officer of the Company and its affiliates through and including September 1, 2014, and in such capacity, Consultant obtained specialized knowledge of the Company’s and its affiliates’ affairs (including, without limitation, certain financial and financial reporting concerns) for which the Company and its affiliates may require Consultant’s additional input and counsel after Consultant’s employment termination date;

WHEREAS, under the terms of this Agreement, Consultant’s termination as an employee of the Company will not give rise to any severance obligation under any arrangement employee had with the Company;

WHEREAS, the Company desires to retain Consultant as an independent contractor for the period provided in this Agreement, and Consultant is willing to serve as an independent contractor for said period, and upon the other terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

1.           Engagement of Consultant:

(a)           The Company agrees to engage Consultant to provide consulting services as described in Section 3, as an independent consultant, and Consultant agrees to render consulting services for the period described in Section 2(a) and upon the other terms and conditions provided in this Agreement.

(b)           The Company’s obligations under this Agreement are expressly contingent upon, among other things, Consultant executing the waiver and release (the “Waiver and Release”) attached to this Agreement as Exhibit A.

(c)           Consultant agrees and acknowledges that, as of close of business on September 1, 2014 (the “Start Date”), he shall no longer be an employee, officer or director of the Company or any of its affiliates and shall have no rights under the employment agreement between Consultant and the Company, effective as of January 24, 2013, and as amended effective January 10, 2014 (the “Employment Agreement”).  Consultant agrees to execute any arrangements reasonably required to effectuate resignation of any office or directorship of the Company and/or its affiliates.

(d)           Subject to the provisions of this Agreement, Consultant may provide services to other entities that do not compete, directly or indirectly with the Company, provided that such services do not interfere with Consultant’s performance of his duties under this Agreement.

(e)           Upon the commencement of (covering the period prior to the Start Date) and upon the expiration of the Term (covering the entire service period with the Company), Consultant shall execute an additional waiver and release substantially similar to the Waiver and Release attached to this Agreement as Exhibit A without additional consideration therefor.  Failure to execute such additional waivers and releases will constitute a material breach of this Agreement.

2.           Terms and Responsibilities:

(a)           The period of Consultant’s engagement under this Agreement shall commence on the Start Date and continue for eighteen months (the “Term”).

(b)           During the period of engagement as an independent contractor under this Agreement, Consultant shall devote such time and efforts as may be necessary and as requested by the Company from time to time to perform the services as provided in Section 3.

3.           Consultant Services:

(a)           The Company engages Consultant to provide during the Term consultation on an “as needed basis” regarding ongoing operations of the Company and financial matters and financial reporting issues and such other services as the Company or its affiliates may request, including, but not limited to (i) assisting the Company and its affiliates in cooperating with the pending Securities and Exchange Commission and Financial Industry Regulatory Authority investigations and any other governmental inquiries or investigations relating to the period Consultant served the Company and its affiliates as an employee, (ii) assisting with existing litigation in which the Company and/or its affiliates are a party and (iii) assisting the Company and its affiliates with any items that may arise in their chapter 11 bankruptcy cases.

(b)           Consultant agrees to provide the consulting services as necessary, which the parties approximate will be up to 40 hours of consulting services per month.

(c)           Consultant’s primary point of contact at the Company will be the Chief Executive Officer of the Company, and all requests for consulting services will be made on the Company’s behalf by the Chief Executive Officer of the Company.

(d)           Except as expressly provided by the Chief Executive Officer of the Company in writing, Consultant will not communicate with employees, clients or customers of the Company or its affiliates regarding the Company or its activities.

4.           Relationship of the Parties:

(a)           The Company and Consultant acknowledge and understand that Consultant is an independent contractor, that Consultant shall not by virtue of this Agreement become, in any capacity the agent, servant or employee of Company and that nothing contained in this Agreement shall be regarded or construed as creating any relationship between the Parties other than as an independent contractor as set forth in this Agreement.  Consultant expressly acknowledges and agrees that neither this Agreement nor the services to be provided under this Agreement shall form the basis for any rights of eligibility, vesting or participation in any pension, insurance, sickness and/or any other benefits of any kind provided by the Company or any of its affiliates to their respective employees, whether or not maintained under a plan qualified under the Employee Retirement Income Security Act of 1974, as amended, even if the term or other periods of service as a Consultant are subsequently reclassified by a third party as a period of employment with the Company or an affiliate for any other purpose, and, as a condition to this Agreement, Consultant hereby waives any such rights in respect of his consulting services hereunder during the Term. Without limiting the foregoing, this Agreement does not confer upon Consultant any authority whatsoever to obligate, bind or commit the Company, contractually or otherwise, and Consultant shall not do anything whatsoever to represent to any person that Consultant has any authority to so obligate, bind or commit the Company.  From and after the Start Date, Consultant shall not have any claim against the Company or any of its affiliates for vacation pay, health or disability benefits, unemployment insurance benefits or employee benefits of any kind related to his service as a Consultant under this Agreement, and Consultant hereby waives any such claims in respect of his consulting services hereunder during the Term.

(b)           Consultant warrants and represents that from and after the Start Date, Consultant is not and shall not be entitled to, and shall not, pursue any claim or litigation whatsoever for any termination pay, severance pay, incentive pay (key employee or otherwise), compensation in lieu of notice, vacation pay, overtime pay, or any other right, benefit or entitlement available to an employee or to any individual with a status other than that of independent contractor, either under statute, at common law, at equity or otherwise.  This warranty and representation is a material one.  In the absence of this warranty, the Company would not enter into this Agreement.  In the event that Consultant pursues any such claim or litigation whatsoever, Consultant shall be deemed in material breach of this Agreement.

5.           Remuneration:

(a)           As fair and adequate consideration for any and all consulting services that Consultant may render under this Agreement, from and after the Start Date, the Company shall pay Consultant the following amounts:

1.           $10,000 per calendar month during the Term in arrears, pro-rated for partial months of performance (with the maximum amount payable under this Section 5(a)(1) being $180,000 in the aggregate); and

2.           $1,500 per calendar month in arrears for purposes of assisting Consultant with obtaining replacement medical coverage (which may include COBRA continuation coverage) until the earlier of (i) the six month anniversary of the Start Date or (ii) the date Consultant obtains employment with an employer that offers medical benefits; provided, however, that Consultant and the Company agree that if the Company or its affiliates could, by virtue of this $1,500 payment, be subject to adverse tax, ERISA or other consequences (including without limitation under Section 4980D of the Internal Revenue Code of 1986, as amended), then the Parties agree to restructure in good faith such payment to the extent possible to avoid such consequences; provided further that if the Company’s accountant’s determine in good faith that no such restructuring is possible to avoid such consequences (including by reason of the application of any substitution or similar rule under such Code, ERISA, law, regulation or other guidance published at any time), Consultant will forfeit without consideration such right to the payments under this clause (a)(2).

(b)           Consultant shall be reimbursed for all reasonable business expenses incurred by Consultant at the specific request of the Company in performing his obligations under this Agreement.

(c)           Consultant’s sole compensation for the services rendered under this Agreement shall be the amount provided for above.  In respect of the consulting services hereunder, Consultant shall not receive or be entitled to participate in any Company benefits, benefit plans, compensation plan or compensation arrangement that are provided to employees by the Company (or any parent, subsidiary or affiliated company), except to the extent such participation is mandated by applicable law.

6.           Terms of Payment:

Consultant shall be paid any amounts due under Section 5(a) of this Agreement on the last business day of each calendar month so long as this Agreement has not been terminated.  Consultant shall submit monthly invoices for charges due under Section 5(b) of the Agreement to the Company.  Each invoice must (a) detail any reimbursable business expenses incurred by Consultant in performing his obligations under the Agreement and (b) include any other information the Company reasonably requests.  Payment for said invoice amounts shall be made by the Company within a reasonable period after receipt of invoice by the Company but in no event later than the last day of the calendar month following the month in which such expense was submitted to the Company.  Should the Company dispute any portion of Consultant’s invoice, the Company shall pay the undisputed portion of the invoice and advise Consultant in writing of the disputed portion.

7.           Termination of Engagement:

(a)           Notwithstanding any other provision in this Agreement to the contrary, Consultant’s engagement under this Agreement may be terminated immediately, without notice or pay in lieu of notice, and with no liability to make any further payment to Consultant, by the Company due to a Disqualifying Event (as defined below).

(b)           For purposes of this Agreement, “Disqualifying Event” shall mean (i) Consultant’s failure or refusal to perform the services requested hereunder by the Company, other than a failure resulting from Consultant’s incapacity due to physical or mental illness, which failure continues for a period of at least seven (7) days after a detailed written notice and a demand for performance has been delivered to Consultant specifying the failure or refusal under this subclause (b)(i); (ii) any intentional act or omission of Consultant involving, or Consultant’s direct or indirect involvement in, any fraud, misrepresentation, theft, embezzlement, or dishonesty involving the Company or its affiliates; (iii) conviction of or a plea of guilty or nolo contendere to an offense which is a felony or which is a misdemeanor that involves fraud; (iv) a material breach by Consultant of this Agreement or any other agreement with the Company or its affiliates to which Consultant is a party (including, without limitation, any release agreement, any employment agreement (the terms of which survive termination of Consultant’s termination of employment) or otherwise) which breach, if curable, is not cured by Consultant within 30 days after written notice of such breach by the Company to Consultant; (v) Consultant’s gross negligence or willful misconduct in the performance of the consulting services contemplated by this Agreement; or (vi) Consultant’s intentional act or omission that causes or could reasonably be expected to cause harm to the business or reputation of the Company or its affiliates.

8.           Tax Withholding:

(a)           Because Consultant shall not be an employee of the Company during the Term, but shall act in the capacity of an independent contractor, the Company shall not withhold from any amounts payable under this Agreement federal, state, city or any other taxes.  It is the responsibility of Consultant to pay all taxes that shall be required pursuant to any law or governmental regulation or ruling.

(b)           If the Internal Revenue Service makes a claim, which, if successful, would require the Company or its affiliates to make a payment or withhold any taxes, or which would result in liability to the Company or its affiliates for any misclassification (including without limitation with respect to any employee benefit liability), then Consultant shall indemnify and hold the Company and its affiliates harmless against any such payment or liability, including without limitation tax liability and associated penalties and interest, and any fees (including without limitation attorneys’ and accountants’ fees) reasonably incurred by the Company in connection therewith.

9.           Effect of Prior Agreements:

This Agreement contains the entire understanding between the Parties; provided, however, that nothing herein shall supersede those provisions of Consultant’s Employment Agreement to the extent that such provisions survive pursuant to the terms thereof.  Any obligations under such Employment Agreement are intended to apply in addition to and not in lieu of any obligations set forth herein.

10.           Non-Competition, Non-Solicitation and Confidentiality:

During Consultant’s engagement with the Company, the Company shall give Consultant access to some or all of its Confidential Information, as defined below, that Consultant has not had access to or knowledge of before the execution of this Agreement.

(a)           Non-Competition During Restricted Period.  Consultant agrees that, in order to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Consultant otherwise contained in this Agreement.  Consultant agrees that Consultant shall not, at any time during the Restricted Period (as defined below), within any of the geographic areas or markets in which the Company or its affiliates have made any material sale of products or services or have formulated written plans to sell products or services since August 31, 2013 (the “Restricted Area”), directly or indirectly, whether as an employee, consultant, manager or otherwise, become employed by or affiliated with, render consulting, advisory or other services to, or engage in (including without limitation as an investor, owner, or manager) or contribute Consultant’s knowledge to, any business that is competitive with the Company or its affiliates within the Restricted Area or for which the Company or its affiliates have a competing product, process, apparatus, service, or development (“Competing Activities”); provided the Consultant may be employed by, or perform services for, a business that engages in Competing Activities within the Restricted Area so long as the Consultant does not personally render advice to, perform any services for, or otherwise participate in or assist, such business in the conduct of its Competing Activities within the Restricted Area.  For the purpose of this Agreement, “Restricted Period” means a period beginning on the Start Date and ending 18 months after such date.  The non-competition covenant in this Section 10(b) may, in the Company’s sole discretion, be waived.

(b)           Confidential Information.  Consultant agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his engagement with the Company.  This section shall continue in full force and effect after termination of Consultant’s engagement under this Agreement and after the termination of this Agreement.  Consultant’s obligations under this section with respect to any Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known (other than as a breach of this Agreement or any other agreement), in its entirety and without combining portions of such information obtained separately or three years after the end of the Term, whichever occurs first.  It is understood that such Confidential Information and proprietary information of the Company include matters that Consultant conceives or develops, as well as matters Consultant learns or previously learned from employees of the Company or suppliers, contractors, distributors, subcontractors, customers, joint venturers, partners, co-interest owners (in seismic data) or any other entity with which the Company does or did business.  “Confidential Information” is defined to include information:  (1) disclosed to or known by Consultant as a consequence of or through his prior employment or engagement under this Agreement with the Company; (2) not generally known outside the Company; and (3) that relates to any aspect of the Company or its business, prospects, finances, operations, budgets, research, or strategic development.  “Confidential Information” includes, but is not limited to, the Company’s trade secrets, proprietary information, financial documents, long range plans, customer or supplier information (including customer and supplier lists), employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

(c)           Non-Solicitation.  To protect the Company’s Confidential Information, and in the event of Consultant’s termination of engagement for any reason whatsoever, whether by Consultant or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Consultant otherwise contained in this Agreement.  Consultant covenants and agrees that for the period beginning on the Start Date and ending 18 months after such date (the “Non-Solicitation Period”), Consultant will not, directly or indirectly, either individually or as a principal, equity owner, partner, agent, consultant, contractor, employee, director or officer of any entity or person, or in any other manner or capacity whatsoever for any person (whether natural person or entity), except on behalf of the Company as properly directed in writing by the Company in accordance with this Agreement, (i) solicit business, or attempt to solicit business, and products or services competitive with products or services sold by the Company or its affiliates, from the Company’s or its affiliates’ clients, prospective clients with whom Consultant (in his capacity as a consultant or employee) had dealings, suppliers or customers, or those individuals or entities with whom the Company or its affiliates did business during Consultant’s engagement or service with the Company in any capacity, (ii) solicit or influence or attempt to solicit or influence, any employee of the Company or its affiliates to leave the employment of the Company or its affiliates, or hire or attempt to hire any such employee, or (iii) interfere with any business relation of the Company or its affiliates.

(d)           Nondisparagement.  During the Term and continuing for a period of two years after expiration of the Term, Consultant, acting alone or in concert with others, whether in private or in public, will not (i) make, publish, encourage, ratify or authorize, or enable or assist another person or entity in making, authorizing, ratifying, or publishing any statements that defame, criticize, malign, impugn, reflect negatively on, or disparage, the Company, its affiliates, any of the institutions named as lenders in the Company’s chapter 11 financing agreement (in such capacity or otherwise, the “DIP Financing Lenders”), or their respective members, partners, employees, directors, officers, agents or representatives, or that place any such person in a negative light in any manner whatsoever, (ii) commit damage to the property of the Company or its affiliates or otherwise engage in any willful misconduct which could reasonably be expected to be injurious to the business, operations, condition (financial or otherwise), prospects or reputation of the Company or its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the truthful communication of any information by Consultant (1) to any authorized person acting on behalf and of the Company in connection with any internal investigation or review, (2) as required by law, to any state or federal law enforcement or regulatory authority, including with respect to the pending Securities and Exchange Commission and Financial Industry Regulatory Authority investigations and any other governmental inquiries or investigations relating to the period Consultant served the Company and its affiliates as an employee; or (3) any other person if required by subpoena or other process of law related to the Company, including without limitation, pursuant to any administrative or judicial proceeding.  If Consultant responds or communicates with any party or entity described in clause (3), Consultant shall notify prior to such communication the Company in writing of such proposed response or communication.

(e)           Return of Documents, Equipment, Etc.  All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Consultant’s custody or possession that have been obtained or prepared in the course of Consultant’s prior employment or engagement under this Agreement with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Consultant retaining any copies, upon notification of the termination of Consultant’s engagement or at any other time requested by the Company.  The Company shall have the right to retain, access, and inspect all property of Consultant of any kind in the office, work area, and on the premises of the Company upon termination of Consultant’s engagement and at any time during engagement by the Company to ensure compliance with the terms of this Agreement.

(f)           Tolling.  Any Restricted Period, Non-Solicitation Period or other time period set forth in this Section 10 will be automatically extended for one day for each day that the Company reasonably determines that Consultant is in breach of this Agreement.

(g)           Reaffirmation of Obligations.  Upon termination of Consultant’s engagement with the Company, Consultant, if requested by Company, shall reaffirm in writing Consultant’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

(h)           Prior Disclosure.  Consultant represents and warrants that Consultant has not used or disclosed any Confidential Information he may have obtained from the Company prior to signing this Agreement.

(i)           Enforceability.  The agreements contained in this Section 10 are independent of the other agreements contained in this Agreement.  Accordingly, failure of the Company to comply with any of its obligations outside of this Section does not excuse Consultant from complying with the agreements contained in this Section 10.

(j)           Survivability.  The agreements contained in this Section 10 shall survive in accordance with their terms the termination or expiration of this Agreement and/or the Term for any or no reason.

(k)           Reformation.  If a court concludes that any time period or geographic area or other obligation set forth in this Section 10 are unenforceable, then such time period will be reduced by the number of months, the geographic area will be reduced by the elimination of the overbroad portion, or both, and such other obligation will be so limited as the court determines, so that the restrictions in this Section 10 may be enforced to the fullest extent permitted by law.

(l)           Permitted Ownership Interests.  Notwithstanding the restrictions contained in Section 10, Consultant or any of Consultant’s affiliates may own an aggregate of not more than 2% of the outstanding equity of any class of any entity engaged in business that is competitive with the Company, if such equity is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of this Section 10, provided that neither Consultant nor any of Consultant’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such entity.

11.           Breach:

Consultant agrees that any breach of Sections 10(a) through (f) cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Consultant (without the necessity of posting any bond with respect to such breach).  Nothing in this Section 11, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any termination or offset against any payments that may be due under this Agreement.

12.           General Provisions:

(a)           Neither this Agreement nor any right or interest under this Agreement shall be assignable by either Party, their  beneficiaries, or legal representative without the other Party’s prior written consent.  Notwithstanding the foregoing, the Company may assign or transfer this Agreement without Consultant’s consent to a subsidiary of the Company or to a person that succeeds to all or substantially all of the business or assets of the Company, either directly or indirectly, by merger, combination, business transaction or otherwise.

(b)           The Parties acknowledge and agree that this Agreement was jointly drafted by the Company on the one side and by Consultant on the other side.  Neither Party, nor any Party’s counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them, and Consultant acknowledges and agrees that he has had an opportunity to seek the advice of legal counsel.

(c)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect such action shall be null, void and of no effect.

(d)           This Agreement shall be binding upon and inure to the benefit of Consultant and the Company and their respective permitted successors and assigns.  There are no third-party beneficiaries of this Agreement.

(e)           Any notice required or permitted to be given under this Agreement shall be sufficient if made in writing, and if sent prepaid by certified mail, return receipt requested or by nationally recognized overnight courier service, or personally delivered with receipt to the parties at the following addresses:

Consultant’s address of record in the Company’s file.

or

Global Geophysical Services, Inc.
Attention:  General Counsel
13927 South Gessner Road
Missouri City, TX 77489

13.           Modification and Waiver:

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the Parties.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated in such waiver, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.           Severability:

If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

15.           Headings:

The headings of sections of this Agreement are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement

16.           Governing Law; Venue:

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.  Except with regards to violations of Section 10, with respect to any claim or dispute related to or arising under this Agreement, the Company and Consultant consent to the exclusive jurisdiction, forum and venue of the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division, for so long as such court has subject matter jurisdiction, and afterwards to the state courts in Fort Bend County, Texas and the federal courts of the Southern District of Texas, Houston Division.

17.           Bankruptcy Court Approval:

(a)           This Agreement shall be subject to approval by the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”).  The “Effective Date” of this Agreement shall be the date of entry of an order from the Bankruptcy Court authorizing the Company to enter into the Agreement (the “Approval Order”).  If (i) a motion seeking approval of this Agreement has been denied by the Bankruptcy Court, (ii) an Approval Order is not entered prior to the Start Date, or (iii) an Approval Order is reversed upon a subsequent appeal, then in the case of (i), (ii), or (iii), this Agreement shall terminate and be of no force or effect (a “Termination Event”) except that the provisions of Section 17(b) herein shall survive; provided, further, that, to the extent desired by the Parties, the Parties shall mutually agree to modify the terms of Consultant’s consulting arrangement, to the extent practicable and after consultation with the DIP Financing Lenders and the Official Committee of Unsecured Creditors, in order to seek Bankruptcy Court approval thereafter.

(b)           Upon the occurrence of a Termination Event, Consultant’s employment under the Employment Agreement shall be deemed terminated immediately, subject to Consultant’s right to make a claim under the Employment Agreement.  The Company reserves the right to object to such claim on any basis.

(c)           Nothing in this Agreement or the Bankruptcy Court’s approval thereof shall constitute or otherwise be construed as an assumption of the Employment Agreement under section 365(a) of the Bankruptcy Code.  Consultant acknowledges the Company’s right to reject the Employment Agreement pursuant to section 365(a) of the Bankruptcy Code, which right the Company hereby expressly reserves.  In the event the Company rejects the Employment Agreement, Consultant’s damages, if any, and any related claim therefore under sections 365(g) and 501 of the Bankruptcy Code, shall be limited to those damages arising under Section 17(b) of this Agreement, if any.

18.           No Release of Estate Causes of Action:

Consultant agrees and acknowledges that the Company does not waive any claims or causes of action it may have against Consultant, whether known or unknown, arising out of or relating in any way to Consultant’s previous employment with or the performance of Consultant’s prior duties as an employee of the Company or its affiliates.

19.           Non-Disparagement:

Subject to Section 18 of this Agreement, during the Term and continuing for a period of two years after expiration of the Term, the Company agrees to use commercially reasonable efforts to prevent its officers or directors and the officers or directors of its wholly owned subsidiaries, while and during the time in which any such individual is an officer or director of the Company or its wholly owned subsidiaries, from making, publishing, encouraging, ratifying, authorizing, or enabling or assisting another person or entity in making, authorizing, ratifying, or publishing any statements to any person that defame, criticize, malign, impugn, reflect negatively on, or disparage Consultant, or that place Consultant in a negative light relating to Consultant’s prior employment by the Company or services provided under this Agreement; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of any information that the Company believes in good faith to be truthful (1) to any authorized person acting on behalf and of the Company in connection with any internal investigation or review, (2) to any law enforcement or regulatory authority, including with respect to the pending Securities and Exchange Commission and Financial Industry Regulatory Authority matters and any other governmental inquiries or investigations, (3) to any other person if required by subpoena or other process of law related to the Company, including without limitation, pursuant to any administrative or judicial proceeding, (4) in connection with any court or regulatory proceeding for any reason, including but not limited to any testimony or deposition, whether voluntary or otherwise, any motions or pleadings filed with any court, or any communication with a regulatory body, including but not limited to the Securities and Exchange Commission, (5) to the DIP Financing Lenders, the Official Committee of Unsecured Creditors appointed in the Company’s bankruptcy case, the independent public accounting firm that audits the Company’s financial statements or counsel for the Company or (6) in internal communication by and among the officers and directors of the Company, or with others in the Company if such officer or director in good faith believes it is necessary or appropriate to provide information or comments in the best interests of the Company.

EXECUTED as of the date first above written.

CONSULTANT	COMPANY

/s/ P. Mathew Verghese	By: /s/ Richard C. White
P. Mathew Verghese	Name: Richard C. White
Title: President and Chief Executive Officer

Exhibit A - Waiver and Release

Global Geophysical Services, Inc. has offered to enter into a consulting agreement with P. Mathew Verghese, (“Consultant”) dated as of August 4, 2014 (the “Consulting Agreement”), which benefit was offered to Consultant in exchange for Consultant’s agreement, among other things, to waive all of Consultant claims against and release Global Geophysical Services, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, investors, lenders (including the DIP Financing Lenders (as defined in the Consulting Agreement)), and their affiliates, and any employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to Consultant’s employment with or separation from the Company or the Affiliates, including any claims or rights Consultant may have under Consultant’s employment agreement with the Company, effective as of January 24, 2013, and as amended effective January 10, 2014 (the “Employment Agreement”) (including but not limited to rights to severance payments) and any right to any incentive pay (key employee or otherwise) or similar payment; provided, however, that this Waiver and Release shall not apply to (1) any existing right Consultant has to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights Consultant may have as a shareholder of the Company, (4) any rights Consultant has to vested employee benefits under the terms of employee benefit plans sponsored by the Company or its Affiliates, and (5) any rights which cannot be waived or released as a matter of law.

Consultant understands that signing this Waiver and Release is an important legal act.  Consultant acknowledges that the Company has advised Consultant in writing to consult an attorney before signing this Waiver and Release.

In exchange for the Company’s agreeing to enter into the Consulting Agreement, Consultant (on his behalf and on behalf of any heirs, executors, administrators, successors and assigns), among other things, (1) agrees not to sue in any local, state, federal and/or foreign court or tribunal regarding or relating in any way to Consultant’s employment with, service to or separation from the Company or the Affiliates, Consultant’s Employment Agreement or any claim waived under this Waiver and Release, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to Consultant’s employment with or separation from the Company or the Affiliates and (3) waives any rights that Consultant may have under any of the Company’s severance benefit, incentive or retention plans, which Consultant may have from the beginning of time through the date of this Waiver and Release.  This Waiver and Release includes, but is not limited to, claims and causes of action under:  Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); Americans With Disabilities Act; the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act); the National Labor Relations Act; the Civil Rights Acts of 1866, 1871 and 1991, each as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Fair Credit Reporting Act; Vietnam Era Veterans Readjustment Act of 1974; the Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act; Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002; the Family and Medical Leave Act; the Immigration Reform Control Act; the Genetic Information and Discrimination Act; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Commission on Human Rights Act; the Texas Labor Code; the Texas Payday Act; the Texas Unemployment Insurance Act; the Texas Workers' Compensation Act, each of the foregoing as amended; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, libel, wage-hour, civil rights, local human rights, pension, retaliation, wrongful termination or any other state or federal regulatory, statutory or common law.  Further, Consultant expressly represents that Consultant is relying on Consultant’s own judgment in executing this Waiver and Release, and that Consultant is not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents.  Consultant agrees that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with Consultant’s full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform Consultant.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict Consultant in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Consulting Agreement; (2) testifying truthfully in any investigation or proceeding brought by, any federal regulatory or law enforcement agency (including the pending Securities and Exchange Commission and Financial Industry Regulatory Authority investigations) or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (3) testifying truthfully in a proceeding relating to an alleged violation of law, including any laws relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; (4) filing any claims that are not permitted to be waived or released under applicable law (although Consultant’s ability to recover damages or other relief is still waived and released to the extent permitted by law), or (5) otherwise providing the consulting services as properly requested by the Company.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  Consultant acknowledges that this Waiver and Release and the Employment Agreement sets forth the entire understanding and agreement between Consultant and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between Consultant and the Company or any other member of the Corporate Group.

Consultant acknowledges that Consultant has read this Waiver and Release, has had an opportunity to ask questions and consult with counsel and have it explained to Consultant and that Consultant understands that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action Consultant might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release.  By execution of this document, Consultant does not waive or release or otherwise relinquish any legal rights Consultant may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Consultant acknowledges that he has had up to twenty-one (21) days to consider this Waiver and Release’s terms (commencing from delivery thereof).  Consultant may accept this Waiver and Release by signing it and returning it to Global Geophysical Services, Inc., Attention:  General Counsel, 13927 South Gessner Road, Missouri City, TX 77489.

Consultant understands that on the eighth (8th) day after the date of execution of this Waiver and Release, this Waiver and Release with respect only to the claims being waived in respect of the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) becomes effective and, as of that date, Consultant may not change his decision or seek any other remuneration in any form; provided, however, that he has a seven (7) day revocation period (beginning on the date of execution) that expires at 5:00 pm on such seventh (7th) day with respect only to the claims being waived in respect of the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act).  If Consultant intends to revoke this Waiver and Release with respect to claims being waived in respect of the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) he must advise the General Counsel of the Company and the Chief Executive Officer of the Company on or before the expiration of this seven (7) day revocation period by delivering at the address immediately above, written notification of his intention to revoke this Waiver and Release in respect of the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), which written notification makes specific reference to this Waiver and Release and those provisions.  For the avoidance of doubt, this Waiver and Release with respect to any claims being waived and released hereunder other than with respect to the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act) shall become effective immediately upon execution of this Waiver and Release by the Parties.

The Waiver and Release is not intended, and shall not be construed, as an admission that any of the Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever. Should any provision of this Waiver and Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or construing this release shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document.

For the purpose of implementing a full, knowing and complete release and discharge of the Corporate Group, Consultant expressly acknowledges that this Waiver and Release is intended to include in its effect, without limitation, all claims which Consultant does not know or suspects to exist in his favor at the time of execution hereof, and that this Waiver and Release contemplates the extinguishment of any such claim or claims.

Consultant further acknowledges and agrees that in the event any charge, complaint, action or proceeding was or is filed on behalf of Consultant in any agency, court or other forum against the Corporate Group based on any conduct from the beginning of the world up to and including the date of this Waiver and Release, neither Consultant nor any heirs, executors, administrators, successors and assigns will accept any award, recovery, settlement or relief there from.

Consultant represents that neither he nor any person acting on his behalf has filed or caused to be filed any lawsuit, complaint, or charge against any of the Corporate Group in any court, any municipal, state or federal agency, or any other tribunal.

Consultant represents and warrants that he has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released in this Waiver and Release.  Consultant further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any claim released in this release or any proceeding that violates this Waiver and Release.

Consultant acknowledges and agrees that none of the Corporate Group owes him any wages, bonuses, equity compensation, severance pay, or other compensation or payments or forms of remuneration of any kind or nature (other than sick pay, personal leave pay, vacation pay, and those expressly carved out from this Waiver and Release).

Consultant affirms that he has not suffered any known workplace injuries or occupational diseases and that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its affiliates, or their respective officers or board members, including any allegations of corporate fraud

This Waiver and Release shall be governed in all respects by the laws of the State of Texas without regard to the principles of conflict of law.   In the event that any one or more of the provisions of this Waiver and Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Waiver and Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.  This Waiver and Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  PDF or facsimile copies shall have the effect of originals.  The headings used in this Waiver and Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Waiver and Release.   Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

This Waiver and Release and the Consulting Agreement (and as it survives pursuant to its terms and applicable law, the Employment Agreement) represent the entire agreement between the Parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and Consultant.  If any dispute should arise under this Waiver and Release, it shall be settled in accordance with the terms of the Consulting Agreement.  Without limiting the foregoing, the remedies set forth in the Consulting Agreement shall be expressly incorporated herein by reference.

This Waiver and Release shall be binding on the executors, heirs, administrators, successors and assigns of Consultant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Corporate Group and Consultant.

BY SIGNING BELOW, CONSULTANT REPRESENTS AND WARRANTS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS WAIVER AND RELEASE AND HE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL.  HE SIGNS HIS NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL CONSEQUENCES.  CONSULTANT HEREBY ACCEPTS AND AGREES TO ALL OF THE TERMS OF THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Parties hereto have executed this Waiver and Release as of the date first written above in this Exhibit A.

P. Mathew Verghese Consultant’s Printed Name	Richard C. White Company Representative Printed Name
/s/ P. Mathew Verghese Consultant’s Signature	/s/ Richard C. White Company’s Representative’s Signature
August 4, 2014 Consultant’s Execution Date	August 4, 2014 Company’s Execution Date